PAUL J. DUGGAN

                                       AND

                   THE COMMITTEE TO ENHANCE SHAREHOLDER VALUE

                            53 West Jackson Boulevard
                                    Suite 400
                                Chicago, IL 60604
                                 (312) 294-6440


                                                                April 14, 2000

Dear Fellow Stockholder:

        There are now only two weeks until PS Financial, Inc. ("PSFI") will hold its annual meeting of stockholders. Several questions have come up repeatedly in conversations I have had with stockholders. I want to review these two questions with you to clarify any concerns you may have.


I have already voted a white management proxy card. Can I now return a blue proxy card?

        Any stockholder entitled to vote is entitled to cast a later dated vote at any time before the annual meeting. Assuming your new vote arrives on a timely basis, it will revoke the earlier vote you submitted. If you have already voted for management and now wish to vote a blue proxy card for Paul Duggan and the Committee to Enhance Shareholder Value, all you need to do is date, sign and return the enclosed blue proxy in the postage paid envelope.

I tendered shares in PSFI's recent offer to purchase. Am I still entitled to vote at the annual meeting?

        You are entitled to vote all shares in PSFI that were owned by you on the record date, March 15, 2000, regardless of whether you tendered such shares in PSFI's offer to purchase. To vote such shares for Paul Duggan and the Committee to Enhance Shareholder Value, all you need to do is date, sign and return the enclosed blue proxy card in the postage paid envelope.

        Regardless of how many shares you are able to vote, we believe you should vote the blue proxy card for the election of Paul Duggan.

        Should you have any questions feel free to call me toll-free at 1-888-522-5332 or our proxy solicitor The Altman Group at 212-681-9600

                            Brokerage Firm Customers


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If you hold your shares at a brokerage firm, please return your vote promptly in the enclosed envelope. Also, please call your broker and ask to be certain that the shares you held on March 15, 2000, before the PS Financial tender offer, have all been voted as you wish
--------------------------------------------------------------------------------

Sincerely,

/s/ Paul J. Duggan

Paul J. Duggan
President
Jackson Boulevard Capital Management, Ltd.